EXHIBIT 23.1






                         CONSENT OF INDEPENDENT AUDITORS









THE BOARD OF DIRECTORS AND STOCKHOLDERS
WORLDCORP, INC.:



We consent to the incorporation by reference in the registration statements (Nos. 33-44245, 33-46443, 33-62864, and 33-60247) on Form S-3 and registration statements (Nos. 33-33468 and 33-51944) on Form S-8 of WorldCorp, Inc. of our report dated February 14, 1997, relating to the consolidated balance sheets of WorldCorp, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in common stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1996, and the related financial statement schedules, which report appears in the December 31, 1996 annual report on Form 10-K of WorldCorp, Inc.


                                                      KPMG PEAT MARWICK LLP



WASHINGTON, D.C.
MARCH 31, 1997